Exhibit 8.1

September 4, 2024	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

TechTarget, Inc.

175 Grove Street

Newton, Massachusetts 02466

Ladies and Gentlemen:

We have acted as counsel to TechTarget, Inc., a Delaware corporation (the “Company”) in connection with the Agreement and Plan of Merger dated as of January 10, 2024 (the “Transaction Agreement”), by and among the Company, Toro CombineCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“CombineCo”), Toro Acquisition Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CombineCo (“Merger Sub”), Informa PLC, a public limited company organized under the laws of England and Wales (“Informa”), Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Informa (“Informa Holdco”), and Informa Intrepid Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of Informa US Holdings Limited (“Informa Intrepid”).

This opinion is being delivered to you in connection with the filing of a registration statement of CombineCo on Form S-4 with the Securities and Exchange Commission (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the proxy statement/prospectus relating to the Transaction Agreement (as amended and supplemented through the date hereof, the “Proxy Statement/Prospectus”). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Transaction Agreement.

In our capacity as counsel to the Company in the Transactions, and for purposes of rendering this opinion, we have examined and relied upon (i) the Transaction Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus, (iv) the tax representation letters delivered to us by the Company, CombineCo, Merger Sub, Informa Holdco, and Informa Intrepid containing certain factual representations relevant to this opinion (the “Representation Letters”), and (v) such other documents as we considered relevant to our analysis, including all of the exhibits, schedules, and attachments to the foregoing documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

TechTarget, Inc.

September 4, 2024

We have assumed that all parties to the Transaction Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Transaction Agreement and documents and that the Ivory Contribution and the Toro Merger will be consummated at the Effective Time, pursuant to the terms and conditions set forth in the Transaction Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Representation Letters, are, and at the Effective Time will be, true, correct and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge” (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Ivory Contribution and the Toro Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to or after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the date hereof in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based solely upon and subject to the foregoing and in reliance upon the representations and assumptions described above, it is our opinion that the Ivory Contribution and Toro Merger, taken together, will qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Ivory Contribution, the Toro Merger, or any other transaction occurring concurrently with the Ivory Contribution or the Toro Merger. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the qualification of the Ivory Contribution and Toro Merger,

TechTarget, Inc.

September 4, 2024

taken together, as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING

HALE AND DORR LLP